Exhibit 10.43

[Sealed Air Corporation letterhead]

August 28, 2012

Jerome A. Peribere

[intentionally omitted]

Dear Jerome,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.	Start Date, Position and Duties. Your start date will be September 1, 2012. You will have the title of President and Chief Operating Officer of the Company. In that position, you will report to the Chairman and Chief Executive Officer of the Company. You will have such duties and responsibilities as may be assigned to you from time to time by the Chairman and Chief Executive Officer, including without limitation oversight of strategy and operations for all lines of business as well as supply chain and research and development. In addition, you will co-chair the senior management steering committee for the Diversey Integration.

You will also be appointed to the Board of Directors of the Company (the “Board”) effective with your start date. We will use our best efforts to cause your nomination for election to the Board for future years while you serve as President and Chief Operating Officer or Chief Executive Officer.

You will be transitioned to the position of President and Chief Executive Officer of the Company, reporting to the Board, beginning effective March 1, 2013. In that position, the Chief Financial Officer, General Counsel and all other functional leaders will also report to you.

The location of your position will be at the Company’s headquarters in Elmwood Park, NJ. You will be expected to relocate and establish a primary residence in proximity to the Company’s headquarters as soon as practicable after your start date, but not later than one year after the start date. You will be eligible for standard benefits under the Company’s relocation policy.

During your employment, you (i) will devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) will not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) will not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) will comply with the Company’s policies and rules, as they may be in effect from time to time. Notwithstanding the foregoing, you will be entitled to (A) serve on the boards of such organizations (both for profit or non-profit) on which you currently serve as previously communicated to us, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, or (D) manage personal investments, so long as, in each such case, such activities do not (a) significantly interfere with the performance of your responsibilities as an employee of the Company, or (b) create a conflict of interest with your services to the Company.

2.	Term. The initial term of your employment will be for a period of four years, commencing on your start date (the “Initial Term”). Your employment will then be renewed automatically for additional one year periods commencing on the last date of the Initial Term, and on each one year anniversary date thereafter (each subsequent one year period together with the Initial Term, hereinafter collectively the “Term”), unless either the Company or you provides the other party with written notice at least 90 days prior to the last date of the Initial Term or any subsequent Term stating that your employment will not be renewed.

The Term of your employment may be ended earlier as follows: (i) the Term will end automatically upon your death or permanent and total disability; (ii) the Term will end upon your voluntary termination of employment and you agree in that circumstance to provide the Company with prior written notice at least 90 days in advance of your termination date; (iii) the Term will end immediately upon the Company’s termination of your employment for cause; and (iv) the Term will end upon the Company’s termination of your employment without cause provided that (A) the Company provides you with at least 90 days prior written notice and (B) if such termination of employment without cause occurs during the Initial Term, the Company provides you with cash severance payments described in Section 4 below. For purposes of this letter, “cause” means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee.

3.	Initial Equity Awards. We will provide you with the following equity awards under the Company’s 2005 Contingent Stock Plan (or any successor plan) (the “Stock Plan”) in connection with your acceptance of this offer. These awards have been approved by the Organization and Compensation Committee of the Board (the “OCC”), subject to your accepting this offer and commencing employment. These awards will be evidenced by formal award agreements, which will be the governing documents for your awards.

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Performance Share Units. You will receive two awards of Performance Share Units under which you may earn up to 350,000 shares of our common stock based on our performance. The following summarizes the key features of the awards:

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Performance will be based on our total stockholder return (“TSR”) relative to our peer group, determined in a manner consistent with the relative TSR metric in our 2012-2014 Performance Share Units awarded earlier this year.

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Under the first award, there will be four separate tranches of 25,000 shares each (for a total of 100,000 shares) that become earned based on our relative TSR for the four consecutive 12-month performance periods ending on August 31 in each of 2013, 2014, 2015 and 2016. The shares for a tranche are earned if our relative TSR for the applicable 12-month performance period is at or above median of the peer group. Any shares that become earned based on TSR performance for a performance period will be vested and settled by delivery of shares on August 31, 2016 (or earlier in case of death or disability before that date), provided that any such shares will be forfeited if, following the performance period but before August 31, 2016, your employment is terminated by the Company for cause (as defined below) or you breach any of the covenants in Section 5 below, including covenants in any Company agreements regarding protection of confidential information and ownership of trade secrets and inventions referenced in Section 5 below. Such shares (to the extent earned based on TSR performance) shall not be forfeited for any other termination of employment after the applicable performance period. If your employment terminates during one of the 12-month performance periods due to death or disability, you will vest in a pro rata portion of the shares for that tranche subject to TSR performance during that performance period, to be settled immediately following the determination of TSR performance. For any other termination of employment during one of the 12-month performance periods, you will forfeit the shares for that tranche and the tranche for any remaining 12-month performance period commencing after that date.

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Under the second award, you will be eligible to receive up to an additional 250,000 shares based on cumulative TSR through August 31, 2016 and our stock price, as follows: (i) if cumulative TSR on August 31, 2016 is in the top 40% of peers and the stock price is at or above $30 per share on that date, an additional 150,000 shares will be earned; (ii) if cumulative TSR on August 31, 2016 is in the top 40% of peers and the stock price is at or above $35 per share on that date, an additional 200,000 shares will be earned; or (iii) if cumulative TSR on August 31, 2016 is in the top 33% of peers and the stock price is at or above $40 per share on that date, an additional 250,000 shares will be earned. This award will be subject to our standard employment termination provisions. Under these provisions, if your employment terminates for any reason other than death or disability before August 31, 2016, you will forfeit the award. In case of death or disability, you will be eligible to receive a pro rata portion of the award subject to the applicable performance requirements.

•	Time-Based Restricted Stock. You will receive awards of Restricted Stock under the Stock Plan, as follows:

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To compensate you for reduced pension benefits as a result of accepting our offer, you will receive a Restricted Stock award for 50,000 shares effective as of your start date. In addition, you will receive a Restricted Stock award for 25,000 shares on the first anniversary of your start date.

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Each Restricted Stock award will vest in full (i.e., cliff vest) on the third anniversary of the applicable grant date provided you remain employed with us through the applicable vesting date. These awards will be subject to our standard employment termination provisions in effect at the time of grant. Under these provisions currently, if your employment terminates for any reason other than death or disability before the vesting date, you will forfeit the award. In case of death or disability, you will vest in full. For the award described above to be granted on the first anniversary of your start date, you must be employed with us on the applicable grant date to receive the award, and you will not be compensated for such award if your employment terminates for any reason before the applicable grant date (including in case of death or disability).

4.	Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

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Base Salary: You will receive base salary at the annual rate of $950,000, payable in accordance with the Company’s regular payroll practices. At least annually, the OCC will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the OCC may determine.

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Annual Bonus. Each year you will be eligible for consideration for an annual bonus in a target amount equal to 110% of your base salary and a maximum amount of 200% of your target. Your 2012 bonus opportunity will be based on your full annual rate of base salary (i.e., not pro rated). Your actual bonus amount will be determined by the OCC based on its review of your performance in accordance with the Company’s annual bonus program for senior executives as in effect from time to time, provided that for 2012 your annual bonus will not be less than 50% of your target.

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Long-Term Incentives. You will receive long-term incentives in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time as determined by the OCC in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the OCC. For 2012, you will receive an award of 2012-2014 Performance Share Units under the Stock Plan as soon as practicable after your start date with a target grant date value of $2.0 million (based on a $4.0 million full year target pro rated by 50%). Notwithstanding any other provision of any such award to the contrary, the following special retirement provisions shall apply to your long-term incentive awards: if you retire from the Company upon the completion of the Initial Term or any time thereafter in accordance with the provisions of Section 2 above (including any required notice of retirement by you), then any outstanding long-term incentive awards will continue to vest in accordance with their original vesting schedule without any pro rata adjustment for the period of service completed but subject to any applicable performance conditions. Such special retirement provisions shall not apply if the Company terminates your employment for cause or determines that your employment could have been terminated for cause. In addition, payment per the original vesting schedule following retirement is conditioned on your compliance with the covenants set forth in Section 5 below, including covenants in any Company agreements regarding protection of confidential information and ownership of trade secrets and inventions referenced in Section 5 below.

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Benefits. During the Term, you will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans. In that regard, for purposes of the Company’s applicable vacation program you will be treated as having thirty-five years of service as of your start date. In addition, the Company will work with you to develop as soon as practicable a deferral program for your salary and annual cash bonus awards, subject to the requirements of Section 409A of the Internal Revenue Code (“Section 409A”).

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Severance and Change in Control Benefits. You will be eligible to participate in any severance or change in control programs generally available to senior executives, although currently no such programs are offered other than change in control provisions for equity awards under the Stock Plan.

Notwithstanding the foregoing, if your employment is terminated by the Company without cause during the Initial Term as set forth in Section 2, you will be entitled to receive (A) a pro rata annual bonus for the year of termination subject to actual performance, payable at the same time bonuses are normally paid, plus (B) cash severance equal to one year of salary and target annual bonus as in effect at the date of termination, payable in equal installments over 12 months in accordance with the Company’s regular payroll practices. Each payment will be treated as a separate payment for purposes of determining whether such payments are considered nonqualified deferred compensation within the meaning of Section 409A. In the event any such payment is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment shall not be made, provided or commenced until six months after your termination date. Payment of such amounts are conditioned upon (i) your providing the Company within 60 days after your termination of employment with a release of claims on such form as customarily used by the Company and (ii) your compliance with the covenants set forth in Section 5 and in any agreements you have entered into regarding protection of confidential information and ownership of trade secrets and inventions.

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Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

5.	Covenants. You will protect the Company’s confidential and proprietary information, and in that regard you agree to enter into standard Company agreements regarding protection of confidential information and ownership of trade secrets and inventions. In addition, the following covenants will apply:

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Non-Competition. For 18 months following your termination of employment with us, you shall not, without the prior written consent of the Board, (i) either directly or indirectly compete with or in any way engage your talents for the benefit of a competitor of the Company or any of its affiliates (collectively, “Sealed Air”) in any capacity related directly or indirectly to any aspect of your past employment with us in any location where Sealed Air engages in business or (ii) act as an officer, director, employee, consultant, partner or stockholder owning more than five percent of a corporation, business or enterprise that is in the business of designing, developing, manufacturing, selling, servicing or promoting a product or service that competes with any of the products or services manufactured, sold or under development by Sealed Air during your employment by us. You acknowledge and represent that your background and experience adequately qualifies you to engage in other profitable lines of endeavor and that you will not be subject to undue hardship by reason of this non-competition commitment.

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Non-Solicitation of Customers. For a period of 18 months following your termination of employment with us, you shall not solicit, entice, persuade, or induce any of Sealed Air’s clients or customers at any time during your employment with us to purchase products or services that are the same or similar to any product or service manufactured or sold by Sealed Air.

•	Non-Solicitation of Employees. For a period of 18 months following your termination of employment with us, you shall not without the Board’s prior written consent, cause or attempt to cause any employee, agent or contractor of Sealed Air to terminate his or her employment, agency or contractor relationship with Sealed Air; or interfere or attempt to interfere with the relationship between Sealed Air and any employee, agent or contractor; or hire or attempt to hire any employee, agent or contractor of Sealed Air.

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Non-Disparagement. Following your termination of employment with us, you agree that you will not make any disparaging or derogatory remarks or statements about the Company, or the Company’s current and former officers, directors, shareholders, principals, attorneys, agents or employees. The Company agrees that it will not make any disparaging or derogatory remarks or statements about you or your employment with Company. Remarks or statements made by any officer, director, shareholder, principal or employee of the Company to any other officer, director, shareholder, principal, or employee of the Company shall not be covered by this covenant. In the event a prospective employer contacts the Company by any means to verify your employment, the only information that the Company, and its agents or employees will provide will be your hire date, date of resignation, last position held and, upon your request, relevant compensation information. Notwithstanding the foregoing, nothing in this letter shall preclude you or us from making truthful statements that are required by applicable law, regulation or legal process.

•	Survival. Any termination of your employment with us shall have no effect on the continuing operation of this Section 5.

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Validity; Remedies. You acknowledge that the potential restrictions on your future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, you hereby agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction. You expressly understand and agree that the remedy at law for any breach by you of the provisions of this Section 5 will be inadequate and that the Company shall be entitled to injunctive relief if permitted by law. Nothing contained in this Section 5 shall be deemed to limit the Company’s remedies at law or in equity for any such breach of said provisions hereof. Any covenant that may not be specifically enforceable shall, nevertheless, if breached, give rise to a cause of action for money damages.

6. Miscellaneous.

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No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

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Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

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Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally or in writing, not executed by all parties will be void.

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Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•	Governing Law. This letter shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to the State’s conflict of laws provision.

•	Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•	Withholding. All payments of compensation to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

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Dispute Resolution. Except with respect to enforcement of any covenants under or referenced in Section 5 above, the following provisions apply to any disputes that may arise regarding this letter, your employment with the Company or your termination of employment with the Company:

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In the event of any dispute, claim, question or disagreement arising out of or relating to this letter or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable resolution satisfactory to both parties.

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If the parties do not reach such a resolution within a period of 30 days, then any such unresolved dispute or claim, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within 30 days of such demand. In the event that the parties are unable to so agree within such 30 day period, then within the following 30 day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten 10 days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in the State of New Jersey or such other location as may be mutually agreed to by the parties.

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The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The parties acknowledge that this letter evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this letter pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

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To the full extent permitted by law and upon presentation of appropriate documentation, all reasonable legal fees and expenses incurred by you as a result of any dispute involving the validity or enforceability of, or liability under, any provision of this letter (including as a result of any dispute involving the amount of any payment or other benefit due pursuant to this letter) shall be paid by the Company provided that you prevail on at least one material issue.

You acknowledge and understand that by agreeing to binding arbitration, you are waiving a right to a jury trial. The claims covered by this provision include any statutory claims regarding your employment or the termination of your employment, including without limitation claims regarding workplace discrimination.

•	Reimbursement for Legal Fees. The Company will reimburse you for your legal fees incurred in connection with entering into this letter and accepting this offer, up to a maximum amount of $35,000.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and its Policy on Recoupment of Incentive Compensation From Executives in the Event of Certain Restatements.

Jerome, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

Agreed and Accepted on August 28, 2012

/s/ William V. Hickey

William V. Hickey	/s/ Jerome A. Peribere
President and Chief Executive Officer	Jerome A. Peribere

Supplemental Compensation for Jerome A. Peribere

On October 11, 2012, the Organization & Compensation Committee of the Board of Directors approved supplemental compensation for Jerome A. Peribere, our President and Chief Executive Officer, in connection with Mr. Peribere’s relocation to New Jersey. Mr. Peribere will receive additional compensation for temporary living accommodations, utilities and additional storage costs, with an additional estimated benefit of approximately $40,000.